AMENDMENT NO. 16

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of May 15, 2020, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Securities Funds (Invesco Investment Securities Fund), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to (i) remove Invesco Oppenheimer Limited Term Bond Fund, Invesco Oppenheimer Limited-Term Government Fund, Invesco Oppenheimer Ultra-Short Duration Fund and Invesco Oppenheimer Government Cash Reserves Fund and (ii) reflect that the administrative services fee paid under the Agreement for Invesco Government Money Market Fund, Invesco Real Estate Fund and Invesco Short Term Bond Fund may not be increased above a specified cap unless such increase is approved by a majority of the Fund’s outstanding voting securities or the Fund concurrently enters into a contractual arrangement with the Administrator to waive the increased amount;

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

Portfolios	Effective Date of Agreement	Advisory/Administrative Services Fee Limit
Invesco Corporate Bond Fund	February 12, 2010	N/A
Invesco Global Real Estate	July 1, 2006	N/A
Invesco Government Money Market Fund***	July 1, 2006	0.50% of the first $250M 0.475% of the next $250M 0.45% of the next $250M 0.425% of the next $250M 0.40% of the excess over $1B
Invesco High Yield Bond Factor Fund	May 24, 2019	N/A
Invesco High Yield Fund	July 1, 2006	N/A
Invesco Income Fund	July 1, 2006	N/A
Invesco Intermediate Bond Factor Fund	May 24, 2019	N/A
Invesco Oppenheimer Government Money Market Fund	May 24, 2019	N/A
Invesco Oppenheimer Master Inflation Protected Securities Fund	May 24, 2019	N/A

Invesco Real Estate Fund***	July 1, 2006	0.90% of the first $500M 0.87% of the next $500M 0.79% of the next $4B 0.75% of the excess over $5B
Invesco Short Duration Inflation Protected Fund	July 1, 2006	N/A
Invesco Short Term Bond Fund***	July 1, 2006	0.38% of the first $500M 0.35% of the next $500M 0.32% of the next $4B 0.30% of the excess over $5B

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*	The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.
**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.
***

The administrative services fee paid under this Agreement may not be increased so that the combined advisory fee paid under the Advisory Agreement plus the administrative services fee paid under this Agreement exceeds the “Advisory/Administrative Services Fee Limit” in the table above unless such increase is approved by a majority of the Fund’s outstanding voting securities or the Fund concurrently enters into a contractual arrangement with IAI to waive the increased amount, provided that such contractual arrangement can only be eliminated by approval of a majority of the Fund’s outstanding voting securities.”

In addition to the rate described above, Invesco Government Money Market Fund and Invesco Oppenheimer Government Money Market Fund shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President & Secretary

AIM INVESTMENT SECURITIES FUNDS
(INVESCO INVESTMENT SECURITIES FUNDS)

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey Kupor
	Assistant Secretary		Jeffrey H. Kupor
Secretary, Senior Vice President and Chief Legal Officer

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